Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 28, 2012, relating to the financial statements and financial statement schedules of UMB Financial Corporation and the effectiveness of UMB Financial Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of UMB Financial Corporation for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Kansas City, Missouri

May 2, 2012